FREE WRITING PROSPECTUS Dated October 17, 2012	Filed Pursuant to Rule 433 Registration No. 333-183014 Registration No. 333-183014-01

**PRICING DETAILS** $683.857MM WORLD OMNI AUTO RECEIVABLES TRUST 2012-B

JOINT LEADS:	JPM(STRUC), BARCLAYS, MS	*100% POT*
CO-MANAGERS:	BAML, PNC, WELLS
JR CO-MANAGERS:	BB&T, COMERICA, RAYMOND JAMES

CLS	AMT($MM)	S&P/F	WAL	E.FIN	L.FIN	PXING	YLD%	CPN%	$PX
A-1	168.000	A-1+/F1+	0.30	06/13	11/15/13	0.24%	0.240	0.240	100.00000
A-2	218.000	AAA/AAA	1.15	08/14	11/16/15	EDSF+12	0.434	0.430	99.99586
A-3	176.000	AAA/AAA	2.45	01/16	06/15/17	IS+19	0.611	0.610	99.99946
A-4	107.515	AAA/AAA	3.70	09/16	01/15/19	IS+23	0.821	0.810	99.96505
B	14.342	AA/AA	3.89	09/16	09/16/19	IS+45	1.072	1.060	99.96338

EXPECTED PRICING:	PRICED
EXPECTED SETTLE:	10/24/12
EXPECTED RATINGS:	S&P/FITCH
ERISA ELIGIBLE:	YES
REGISTRATION:	SEC REGISTERED
FIRST PAY DATE:	11/15/12
MIN DENOMS:	1K x 1K
CUSIP:	CLASS A1 - 98158QAA4
CLASS A2 - 98158QAB2
CLASS A3 - 98158QAC0
CLASS A4 - 98158QAD8
CLASS B - 98158QAE6
BILL & DELIVER:	J.P.MORGAN

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629.